EXHIBIT 20.2

[ERNST & YOUNG LETTERHEAD]

Independent Auditors’ Report on Compliance

Board of Directors
WFS Financial Inc

We have audited, in accordance with auditing standards generally accepted in the United States, the consolidated financial statements of WFS Financial Inc and subsidiaries (WFS) as of December 31, 2002 and for the year then ended, and have issued our report thereon dated January 21, 2003.

In connection with our audit, nothing came to our attention that caused us to believe that WFS failed to, in all material respects, comply with the terms, covenants, provisions or conditions of the Sale and Servicing Agreement among WFS Financial 2002-2 Owner Trust, WFS Receivables Corporation and WFS Financial Inc, dated May 1, 2002 insofar as they relate to accounting matters. However, it should be noted that our audit was not directed primarily toward obtaining knowledge of noncompliance.

This report is intended for the use and information of the Board of Directors and management of WFS, Deutsche Bank Trust Company of Americas, as Indenture Trustee, Chase Manhattan Bank, as Owner Trustee, Financial Security Assurance Inc., as Insurer, Moody’s Investors Service, Inc. and Standard & Poor’s, and should not be used for any other purposes.

/s/   ERNST & YOUNG LLP

January 21, 2003